PTC Announces First Quarter FY'16 Results

Strong Start to the Year with Subscription Mix Above Guidance; License Bookings Near High-End of Guidance

NEEDHAM, MA, January 20, 2016 ‑ PTC (Nasdaq: PTC) today reported financial results for the first quarter of fiscal 2016 ended January 2, 2016.

Q1 Fiscal 2016 Overview
First quarter FY'16 revenue was $291 million GAAP; $292 million non-GAAP.  GAAP net loss was $25.5 million or $0.22 per share driven by a $37 million restructuring charge; non-GAAP net income was $57 million or $0.50 per share.

As compared to the first quarter of FY'15, currency negatively impacted revenue by approximately $21 million and negatively impacted non-GAAP EPS by approximately $0.06 per share.

James Heppelmann, President and CEO said, "PTC delivered a solid Q1, reflecting continued momentum in our subscription program and IoT business. Subscription bookings represented 28% of total bookings, ACV was higher than guidance, and more than 80% of our software revenue was recurring during the quarter. Despite the higher mix of subscriptions in the quarter, we delivered non-GAAP EPS above our guidance range, reflecting a discrete tax benefit in the quarter and continued expense discipline."

Heppelmann added, "In IoT, new logo additions were strong, with 65 this quarter compared to 42 in Q1'15.  Additionally, we closed the acquisitions of Vuforia in Q1 and Kepware in Q2, further extending our IoT offerings with Vuforia's augmented reality platform and accelerating our entry into the factory setting with Kepware's access to industrial automation data."

Operational Overview
For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at ptc.com.  Information about our bookings and other reporting measures is provided on page 4.

o
For the quarter, subscription bookings were approximately 28% of total bookings, above our guidance assumption of 18% and up from 19% a year ago.    Based upon our model, this higher mix of subscription than guidance in the first quarter, while positive long-term, reduced perpetual license revenue by approximately $7 million and reduced non-GAAP EPS by approximately $0.05 as compared to our guidance.  As a rule of thumb, our model indicates that, on an annual basis, every 1% change in subscription mix will impact annual revenue by $3 million, and annual non-GAAP EPS by $0.02.

o	License and subscription bookings were $69 million; at the high-end of guidance of $62 million to $70 million.

o	Total ACV was $11 million; ahead of guidance of $6 million.

o
On a year over year, constant currency basis, non-GAAP software revenue was down $4 million or 2%.  Our model indicates that the higher mix of subscription than last year lowered software revenue by approximately $7 million.

o
Annualized recurring revenue (ARR) was approximately $754 million at the end of the first quarter of fiscal 2016, which increased 6% on a constant currency basis compared to the first quarter of fiscal 2015.

o	GAAP operating expenses were approximately $226 million; non-GAAP operating expenses were approximately $159 million.

o
Q1 FY'16 GAAP operating margin was (5%) and non-GAAP operating margin was 21%. Q1 FY'15 GAAP operating margin was 12% and non-GAAP operating margin was 21%.  We believe the higher mix of subscription in Q1 FY'16 lowered operating margin by approximately 180 basis points as compared to guidance and by approximately 165 basis points as compared to Q1 FY'15.  In addition, currency negatively impacted operating margin by 40 basis points as compared to Q1 FY'15.

o
We recorded an income tax provision of $4 million GAAP, or ($0.04) per share, and a non-GAAP income tax benefit of $1 million, or $0.01 per share, for the quarter.  The non-GAAP income tax benefit is due to discrete items in the quarter and the forecasted geographic mix of non-GAAP income for the year.

o
Cash provided by operations for Q1 FY'16 was $61 million.  Excluding $17 million paid in connection with the restructuring announced in October 2015, cash provided by operations for Q1 FY'16 was $78 million.  We did not purchase any shares in Q1 FY'16, as our share repurchases are planned for the second half of FY'16.   Q1 FY'16 DSO was 52 days.

o	We ended the quarter with total cash and cash equivalents of $297 million and total debt of $718 million. In conjunction with the Kepware acquisition, we borrowed $120 million in Q2'16.

Workforce Realignment
Reflecting a realignment of resources toward higher growth opportunities and our commitment to operating margin improvement, in October 2015, management announced that it planned to repurpose or eliminate approximately 8% of worldwide positions and to consolidate select facilities. These actions are expected to result in a restructuring charge of $40 to $50 million; of which $37 million was recorded in Q1 FY'16, with the remainder expected to be recorded predominantly in the second and third quarters of FY'16.  Substantially all of the charges are attributable to termination benefits, most of which will be paid in FY'16.

FY'16 Business Outlook
For the quarter ending April 2, 2016 and fiscal year 2016, the company expects:

	Q2'16	Q2'16	FY'16	FY'16
($ in millions)	Low	High	Low	High

Subscription ACV(1)	$ 10	$10	$ 50	$ 55
License and Subscription Bookings(1)	71	81	334	364
Subscription % of Bookings(1)	26%	26%	30%	30%

Subscription Revenue	$24	$24	$ 100	$ 100
Support Revenue	162	162	665	665
Perpetual License Revenue	55	60	235	255
Total Software Revenue	241	246	1,000	1,020
Professional Services Revenue	49	49	200	200
Total Revenue	$290	$295	$ 1,200	$ 1,220

Operating Expense (GAAP)	$191	$193	$776	$789
Operating Expense (Non-GAAP)	164	166	643	656
Operating Margin (GAAP)	6%	7%	8%	8%
Operating Margin (Non-GAAP)	19%	19%	22%	22%
Tax Rate (GAAP)	8%	8%	14%	14%
Tax Rate (Non-GAAP)	16%	16%	15%	12%
Shares Outstanding	116	116	116	116
EPS (GAAP)	$ 0.08	$ 0.13	$0.57	$0.62
EPS (Non-GAAP)	$ 0.33	$ 0.38	$ 1.80	$ 1.90
Free Cash Flow(1)			$ 215	$ 225
(1)Explanation of these metrics is provided below

The Q2'16 and full year FY'16 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below and their income tax effects, as well as any discrete tax items (which are not known or reflected).  Additionally, GAAP operating expenses, operating margin, taxes and EPS do not include the effect of purchase accounting for our acquisition of Kepware.

($ in millions)	Q2'16	FY'16

Effect of acquisition accounting on fair value of acquired deferred revenue	$ -	$ 2
Stock-based compensation expense	15	66
Intangible asset amortization expense*	14	51
Acquisition-related charges	1	2
Restructuring charges	6	45
Non-operating credit facility refinancing costs	-	2
Total Estimated GAAP adjustments	$36	$ 168
*Excludes Kepware

PTC's First Quarter FY'16 Results Conference Call, Prepared Remarks and Financial Data Tables
Prepared remarks for the conference call and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, January 20, 2016. To access the live webcast, please visit PTC's Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 800-857-5592 or 773-799-3757 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 800-876-5573 and entering the pass code 0215. The archived webcast will also be available on PTC's Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.  Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of monthly software rental bookings during the period.

License Mix-Adjusted Metrics
These metrics assume that all new software and cloud services bookings since the start of FY'14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12 month period and is assumed to renew in subsequent years.

Annualized Recurring Revenue (ARR)
We currently offer our solutions on premise and in the cloud as SaaS offerings. Our on premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support.  Beginning in FY'16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis.  If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure.   Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the recurring revenue for the quarter by the number of days in the quarter and multiplying by 365.  ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast and does not include non-recurring revenues.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare actual reported results converted into U.S. dollars based on the corresponding prior year's foreign currency exchange rates to reported results for the comparable prior year period.

Free Cash Flow Metric
Free cash flow guidance excludes the expected restructuring charge of between $40 and $50 million, and the $30 million legal settlement reserve that we expect to pay to the Securities and Exchange Commission and the Department of Justice to resolve our previously announced investigation in China.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, a litigation accrual associated with our previously disclosed China investigation, certain identified non-operating gains and losses, the related tax effects of the preceding items, credit facility refinancing expenses and certain discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC's financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.
PTC also provides information on "free cash flow" and "free cash flow return" to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures, and excludes the impact of restructuring charges we may incur and other significant unpredicted discrete items, and free-cash flow return is the value of shares repurchased divided by free cash flow.
Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our second quarter and full fiscal 2016 targets and other future financial and growth expectations and anticipated tax rates are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or global manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions, including the Kepware solutions, when or at the rates we expect, the possibility that our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results, the possibility that our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that customers may not purchase subscriptions at the rate we expect, the possibility that sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect, the possibility that our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations, and the possibility that we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases.

In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC
PTC (NASDAQ: PTC) is a global provider of technology platforms and solutions that transform how companies create, operate, and service the "things" in the Internet of Things (IoT). The company's next-generation ThingWorx® technology platform gives developers the tools they need to capture, analyze, and capitalize on the vast amounts of data being generated by smart, connected products and systems. The company's field-proven solutions are deployed in more than 26,000 businesses worldwide to generate a product or service advantage. PTC's award-winning CEO, considered an industry thought leader, co-authored the definitive guides to the impact of the IoT on business in the Harvard Business Review.

PTC Investor Relations Contacts

Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	January 2,	January 3,
	2016	2015

Revenue:
Subscription	$22,176	$14,223
Support	171,756	181,629
Total recurring software	193,932	195,852
Perpetual license	47,763	64,748
Total software	241,695	260,600
Professional services	49,322	64,842
Total revenue	291,017	325,442

Cost of revenue:
Cost of software revenue (1)	36,814	34,725
Cost of professional services revenue(1)	43,333	58,217
Total cost of revenue	80,147	92,942

Gross margin	210,870	232,500

Operating expenses:
Sales and marketing (1)	82,429	89,484
Research and development (1)	57,669	61,097
General and administrative (1)	40,167	35,130
Amortization of acquired intangible assets	8,350	9,413
Restructuring charges	37,147	(255)
Total operating expenses	225,762	194,869

Operating income (loss)	(14,892)	37,631
Other expense, net	(6,253)	(3,224)
Income (loss) before income taxes	(21,145)	34,407
Provision (benefit) for income taxes	4,347	4,123
Net income (loss)	$(25,492)	$30,284

Earnings (loss) per share:
Basic	$(0.22)	$0.26
Weighted average shares outstanding	114,151	115,341

Diluted	$(0.22)	$0.26
Weighted average shares outstanding	114,151	117,027

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended
	January 2,	January 3,
	2016	2015
Cost of software revenue	$1,905	$918
Cost of professional services revenue	1,451	1,689
Sales and marketing	4,282	3,201
Research and development	2,513	3,086
General and administrative	13,038	2,348
Total stock-based compensation	$23,189	$11,242

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	January 2,	January 3,
	2016	2015

GAAP revenue	$291,017	$325,442
Fair value adjustment of acquired deferred subscription revenue	188	682
Fair value adjustment of acquired deferred support revenue	-	465
Fair value adjustment of acquired deferred services revenue	309	257
Non-GAAP revenue	$291,514	$326,846

GAAP gross margin	$210,870	$232,500
Fair value adjustment of acquired deferred revenue	497	1,404
Fair value adjustment to deferred services cost	(132)	(106)
Stock-based compensation	3,356	2,607
Amortization of acquired intangible assets included in cost of software revenue	5,127	4,767
Non-GAAP gross margin	$219,718	$241,172

GAAP operating income (loss)	$(14,892)	$37,631
Fair value adjustment of acquired deferred revenue	497	1,404
Fair value adjustment to deferred services cost	(132)	(106)
Stock-based compensation	23,189	11,242
Amortization of acquired intangible assets included in cost of software revenue	5,127	4,767
Amortization of acquired intangible assets	8,350	9,413
Acquisition-related charges included in general and administrative costs	1,207	4,033
US pension plan termination-related costs	-	1,684
Restructuring charges	37,147	(255)
Non-GAAP operating income (2)	$60,493	$69,813

GAAP net income (loss)	$(25,492)	$30,284
Fair value adjustment of acquired deferred revenue	497	1,404
Fair value adjustment to deferred services cost	(132)	(106)
Stock-based compensation	23,189	11,242
Amortization of acquired intangible assets included in cost of software revenue	5,127	4,767
Amortization of acquired intangible assets	8,350	9,413
Acquisition-related charges included in general and administrative costs	1,207	4,033
US pension plan termination-related costs	-	1,684
Restructuring charges	37,147	(255)
Non-operating credit facility refinancing costs	2,359	-
Income tax adjustments (3)	4,930	(3,486)
Non-GAAP net income	$57,182	$58,980

GAAP diluted earnings (loss) per share	$(0.22)	$0.26
Fair value of acquired deferred revenue	-	0.01
Stock-based compensation	0.20	0.10
Amortization of acquired intangibles	0.12	0.12
Acquisition-related charges	0.01	0.03
US pension plan termination-related costs	-	0.01
Restructuring charges	0.32	-
Non-operating credit facility refinancing costs	0.02	-
Income tax adjustments	0.04	(0.03)
Non-GAAP diluted earnings per share	$0.50	$0.50

GAAP diluted weighted average shares outstanding	114,151	117,027
Dilutive effect of stock based compensation plans	1,088	-
Non-GAAP diluted weighted average shares outstanding	115,239	117,027

(2) Operating margin impact of non-GAAP adjustments:

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) Cont'd.
(in thousands, except per share data)

	Three Months Ended
	January 2,	January 3,
	2016	2015
GAAP operating margin	-5.1%	11.6%
Fair value of acquired deferred revenue	0.2%	0.4%
Fair value adjustment to deferred services cost	0.0%	0.0%
Stock-based compensation	8.0%	3.5%
Amortization of acquired intangibles	4.6%	4.4%
Acquisition-related charges	0.4%	1.2%
US pension plan termination-related costs	0.0%	0.5%
Restructuring charges	12.8%	-0.1%
Non-GAAP operating margin	20.8%	21.4%

(3)  Income tax adjustments for the three months ended January 2, 2016 and January 3, 2015 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in a foreign jurisdiction. As the U.S. and the foreign jurisdiction are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance in these jurisdictions. Additionally, our non-GAAP tax provision for the three months ended January 2, 2016 excludes a $1.6 million tax provision related to a legal settlement accrual.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 2,	September 30,
	2016	2015

ASSETS

Cash and cash equivalents	$296,797	$273,417
Accounts receivable, net	161,402	197,275
Property and equipment, net	60,878	65,162
Goodwill and acquired intangible assets, net	1,403,900	1,360,342
Other assets	292,916	313,717

Total assets	$2,215,893	$2,209,913

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$389,266	$386,850
Borrowings under credit facility	718,125	668,125
Other liabilities	274,165	294,767
Stockholders' equity	834,337	860,171

Total liabilities and stockholders' equity	$2,215,893	$2,209,913

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	January 2,	January 3,
	2016	2015

Cash flows from operating activities:
Net income (loss)	$(25,492)	$30,284
Stock-based compensation	23,189	11,242
Depreciation and amortization	20,613	21,237
Accounts receivable	35,219	25,800
Accounts payable and accruals	11,975	(50,918)
Deferred revenue	1,262	(8,776)
Income taxes	(3,355)	(2,953)
Excess tax benefits from stock-based awards	(56)	(163)
Other	(2,101)	(12,121)
Net cash provided by operating activities (4)	61,254	13,632

Capital expenditures	(4,185)	(7,947)
Acquisitions of businesses, net of cash acquired (5)	(64,780)	180
Proceeds (payments) on debt, net	50,000	(6,250)
Proceeds from issuance of common stock	1	3
Payments of withholding taxes in connection with
vesting of stock-based awards	(14,833)	(21,669)
Excess tax benefits from stock-based awards	56	163
Other financing & investing activities	(2,300)	(1,000)
Foreign exchange impact on cash	(1,833)	(9,714)

Net change in cash and cash equivalents	23,380	(32,602)
Cash and cash equivalents, beginning of period	273,417	293,654
Cash and cash equivalents, end of period	$296,797	$261,052

(4) The three months ended January 3, 2015 includes $10 million of voluntary contribution funding payments to pension plan.

(5) We acquired Vuforia on November 3, 2015 for $65 million (net of cash acquired).